Exhibit 10.20

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION INCLUDING, WITHOUT LIMITATION, ALABAMA, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTIONS OR UNLESS PURSUANT TO AN EXEMPTION THEREFROM.
AMENDED AND RESTATED
CONVERTIBLE PROMISSORY NOTE

Birmingham, Alabama
$5,530,319.40	November 30, 2007
     For value received, CapitalSouth Bancorp, a Delaware corporation (the “Surviving Corporation”), promises to pay to Jake Bowen, an individual resident of the State of Florida (the “Holder”), at such place as the Holder may designate from time to time in writing, the principal sum of FIVE MILLION FIVE HUNDRED THIRTY THOUSAND THREE HUNDRED AND NINETEEN AND 40/100 Dollars ($5,530,319.40) with interest on the unpaid balance thereof from the date hereof until paid in full. Interest shall accrue on the outstanding principal balance from the date hereof until paid at a variable per annum rate equal to fifty (50) basis points above the LIBOR Rate (as defined herein). The interest rate accruing on the principal balance of this Note shall be set as of the date hereof and adjusted on the first (1st) day of each calendar month thereafter during the term of this Note (each such day being hereinafter referred to as a “Change Date”). The “LIBOR Rate” shall mean the London Interbank Offered Rate, as published in The Wall Street Journal for deposits of United States Dollars. The LIBOR Rate shall be determined by the Holder and shall be based upon the then applicable one-month LIBOR Rate on each respective Change Date. In the event that any Change Date falls on a day on which The Wall Street Journal is not published or the LIBOR Rate is not available, the LIBOR Rate shall be determined from the immediately preceding edition of The Wall Street Journal in which the LIBOR Rate is available. If the LIBOR Rate is no longer published in the Wall Street Journal or is no longer available, the Holder will select a new index that is reasonably determined by the Holder to be comparable to the LIBOR Rate. This Note is the “Non-Pledged Bowen Promissory Note” contemplated by the Agreement and Plan of Merger by and between the Surviving Corporation and Monticello Bancshares, Inc. and joined into by the Holder (the “Merger Agreement”) and the Non-Recourse Indemnity and Security Agreement entered into by and between CapitalSouth Bank, an Alabama banking corporation, and the Holder, and joined in by the Surviving Corporation (the “Indemnity Agreement”). Capitalized terms used in this Note and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement or the Indemnity Agreement unless the context clearly requires otherwise.

     The Surviving Corporation promises to pay accrued interest on the outstanding principal sum of this Note on the 1st day of each calendar quarter (or if not a business day, the next business day) hereafter commencing January 1, 2008, and at final maturity of the principal sum.
     The Surviving Corporation promises to pay the principal sum of this Note in 13 quarterly installments of principal in the amount of $400,000 each and one final installment of principal in the amount of $330,319.40. The first such installment shall be due and payable on January 1, 2008, and another such installment shall be due and payable on the 1st day of each April, July, October and January thereafter until April 1, 2011, at which time the final installment of principal and all other sums due under this Note, if not sooner paid, shall be due and payable.
     The Surviving Corporation may pay in advance the principal sum of this loan, in whole or in part, with accrued interest to the date of prepayment, without penalty or fee.
     The Holder has no further right to convert any of the principal amount of this Note into common stock of the Surviving Corporation (the “Common Stock”).
     It is hereby agreed that if default be made in the payment of this Note or any part hereof or any interest hereon and such remains uncured for a period of ten (10) days or more after written notice from the Holder to the Surviving Corporation at its address as provided for in the Agreement, or if the Surviving Corporation shall become bankrupt or insolvent, then, at the option of the Holder, the entire unpaid principal balance of this Note, with accrued interest thereon, shall become due and payable in full, time being of the essence of this instrument and thereafter the unpaid principal balance hereof shall bear interest at a fixed rate of 8% per annum.
     The Surviving Corporation waives demand, presentment, protest, notice of protest, suit and all other requirements necessary to hold it liable, and the Surviving Corporation agrees that time of payment may be extended or renewal notes taken or other indulgences granted without notice of, or consent to, such action, and without release of liability. The Surviving Corporation agrees to pay after default all costs of collecting or securing or attempting to collect or secure this Note, including reasonable attorneys’ fees.
     The provisions hereof are binding on the successors and assigns of the Surviving Corporation, and shall inure to the benefit of the Holder, his heirs, executors, administrators and assigns.
     All rights and remedies of the Holder hereunder and under any statute or rule of law shall be cumulative and may be exercised successively or concurrently. This Note shall be governed by and construed in accordance with the laws of the State of Alabama.
     THE SURVIVING CORPORATION HEREBY UNCONDITIONALLY WAIVES SURVIVING CORPORATION’S RIGHT TO A JURY TRIAL ON ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE

OR ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS NOTE. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     All actions with respect to this Note may be instituted in the Circuit Courts of the State of Alabama sitting in Jefferson County, Alabama, or the United States District Court for the Northern District of Alabama sitting in Birmingham, Alabama, as the Holder might elect from time to time, and by execution and delivery of this Note, Surviving Corporation irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waives: (1) any objection the undersigned might now or hereafter have to the venue in any such court; and (2) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.
     This Amended and Restated Convertible Promissory Note is given in substitution of, and not in payment or novation of, that certain Convertible Promissory Note, dated September 14, 2007, in the amount of $6,500,000.00 (the “Original Note”). Such Original Note has been, to the fullest extent permitted under the Original Note, converted into Common Stock and this Amended and Restated Convertible Promissory Note has been issued with respect to the remaining balance thereof.

CAPITALSOUTH BANCORP

By:	/s/ W. Dan Puckett

Name:	W. Dan Puckett
Its:	Chairman and
Chief Executive Officer

3